CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                            BALLISTIC VENTURES, INC.

                                UNDER SECTION 242
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW

Ballistic Ventures, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the name of the corporation (the "Corporation") is Ballistic Ventures, Inc.

SECOND: That the certificate of incorporation of the Corporation (the "Certificate") was originally filed with the Delaware Secretary of State on July 1, 1999, under the name whOOdoo.com, inc.

THIRD: That Article I of the Certificate is hereby amended to read, in its entirety, as follows:

            "The name of the Corporation is River Capital Group, Inc."

FOURTH: That thereafter, pursuant to resolutions of the board of directors, this amendment was authorized by resolutions adopted by the affirmative vote of the stockholders holding not less than the necessary number of shares required by written consent to so authorize, all in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: That said amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: That this Certificate and the amendment contained therein shall become effective on June 5, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 24th day of May, 2004.

                                       BALLISTIC VENTURES, INC.


                                       By: /s/ WILLIAM P. DICKIE
                                          --------------------------------------
                                               William P. Dickie,
                                               Corporate Secretary